UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report: November 22, 2005

LOTUS CAPITAL CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-51105	11-3644700
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 110310 Naples, Florida 34108-0106
(Address of Principal Executive Office)

Registrant’s Telephone Number, including area code: (239) 598-2300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01

ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Lotus Capital Corp. ("Lotus") today announced that it has signed an Agreement for Share Exchange dated November 22, 2005, with AL Marine Holdings Limited, a British Virgin Islands corporation ("AL Marine"), and the shareholders of AL Marine, a copy of which is attached hereto as an Exhibit.

Under the terms of the Agreement for Share Exchange, Lotus has agreed to acquire all of the issued and outstanding stock of AL Marine and $50,000 in a share exchange transaction in return for the issuance of 9,766,480 shares of stock of Lotus. Upon closing under the Agreement for Share Exchange, AL Marine would become a wholly-owned subsidiary of Lotus.

AL Marine is the 100% owner of Andrew Liu and Co., Ltd., a corporation principally engaged in the business of marine insurance brokerage in Asia.  AL Marine owns 60% of Chang An Consultants Ltd., a joint venture with China Changjiang National Shipping Corporation (“CSC Group”) that serves as a vehicle for the provision of marine insurance brokerage and other marine business services by AL Marine to the CSC Group. AL Marine owns 85% of EduShipAsia Ltd., which is the exclusive agency service to the Institute of Chartered Shipbrokers (UK).

The closing under the Agreement for Share Exchange is scheduled to occur on or before December 31, 2005.  However, because the closings are subject to satisfaction of various conditions precedent, there is no assurance that the proposed transactions will be completed.

ITEM 9.01

FINANCIAL STATEMENTS AND EXHIBITS

(c)

The following exhibits are filed as part of this report on Form 8-K:

2.1

Agreement for Share Exchange dated November 22, 2005, by and among LOTUS CAPITAL CORP., a Nevada corporation, AL MARINE HOLDINGS LTD., a British Virgin Islands corporation, and the Shareholders of AL MARINE.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOTUS CAPITAL CORP.

By: /s/ Richard Starke, President and Director

Date: December 9, 2005

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